Exhibit 99.2

CHRISTOPHER PHEBUS JOINS OCEAN POWER TECHNOLOGIES AS

VICE PRESIDENT OF ENGINEERING

Monroe Township, N.J., January 16, 2018 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) today announced that Christopher Phebus, a highly regarded technology executive with extensive experience in subsea systems and engineering, has joined the company as Vice President of Engineering. In his new role, Phebus will assume responsibility for the continued enhancement of the company’s PowerBuoy wave-energy technology and will also lead the company’s multi-disciplinary engineering team.

Prior to joining OPT, Phebus served the General Electric Company for 16 years in positions including the GM and Executive Engineering Director for GE Subsea Products and Projects in Norway and the U.K., and the GM and Lean-Six Sigma Quality Leader for Global Engineering at GE Energy. Most recently he was the Head of Global Engineering and Technology for the Flow and Process Technology and Reciprocating Compression division at GE Oil & Gas. He began his career at Pratt & Whitney, where he worked as a systems engineer directly with the U.S. Air Force on the F100 aircraft engine.

“Chris has a proven track record as a leader in setting a strategic direction for global product development, delivering industry-leading technology innovation and driving performance through disciplined process management. His extensive subsea and engineering experience will further strengthen our capabilities as we continue to scale the business. His deep experience in operations, design, manufacturing, systems engineering and quality will enable us to continue to advance our proprietary technology to meet the needs of global customers and strategic partners,” said George Kirby, President and Chief Executive Officer of Ocean Power Technologies. “We are pleased and excited to welcome Chris to our leadership team.”

Phebus holds a Bachelor of Science degree in Mechanical Engineering from Clemson University, and an Masters in Management from Embry-Riddle Aeronautical University.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is commercializing its proprietary PowerBuoy technology, which has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology for industries such as oil & gas, maritime security, defense, and telecommunications.

For additional information:

www.oceanpowertechnologies.com
https://www.facebook.com/oceanpowertechnologies/?ref=bookmarks
https://www.linkedin.com/company/413774/
https://twitter.com/OceanPowerTech?lang=en
https://www.instagram.com/oceanpowertechnologies/?hl=en

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

Media Contact:

Marilyn Vollrath

Reputation Partners LLC

Phone: 414-376-8834